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                                                                   Exhibit 10.13

                                    FORM OF
                             CONSULTING AGREEMENT
                            (Timothy C. O'Crowley)

     This CONSULTING AGREEMENT is made as of January 1, 2000, by and between Spider Technologies, Inc., a Delaware corporation (the "Company"), and Timothy
C. O'Crowley ("Consultant").

     WHEREAS, Consultant has previously been employed by the Company as its Chief Executive Officer pursuant to that certain Management Employment Agreement dated as of May 4, 1999 by and between Consultant and the Company (the "O'Crowley Employment Agreement"); and

     WHEREAS, Consultant and the Company wish to terminate the O'Crowley Employment Agreement and replace it in its entirety with this Agreement, which shall constitute the sole and entire agreement among the parties hereto.

     NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

     1. Consulting Arrangement. Consultant shall serve as a consultant and Chairman of the Board of Directors of the Company to perform the duties described in Section 2 below from the date hereof on and through the period ending May 4, 2001, at a consulting fee of $7,500 per month payable in accordance with the customary practices of the Company plus such additional remuneration as shall be approved by the Board of Directors from time to time. The monthly consulting fee, as in effect from time to time, is referred to as the "Base Fee". After such two year period, this Agreement will automatically continue on a month to month basis until terminated as provided herein. Consultant agrees to accept the above amounts and the benefits described in
Section 5 in full payment for the services to be rendered by him hereunder. The Company, by action of a majority of its Board of Directors and the consent of The Beacon Group III - Focus Value Fund, L.P. and Conning Insurance Capital Limited Partnership V, L.P., so long as each has a right to appoint a director to the Company's Board of Directors pursuant to the Stockholders' and Voting Agreement (the "Stockholders Agreement") may adopt additional compensation arrangements with Consultant.

     2.  Duties.  The Consultant shall during the term of this Agreement:

         A. perform such duties as they may be established from time to time by the Board of Directors consistent with Consultant's role as Chairman and consultant; provided, however, that in setting any work requirements, Consultant's required service to Intek Information, Inc. ("Intek") shall be taken into account for purposes of this Agreement [and Consultant shall not be required to devote an excessive hours per month to such activities]. Consultant's services hereunder shall be performed solely as an independent contractor. Nothing contained herein shall be construed in any manner as appointing Consultant as an employee of


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the Company. Consultant is an independent contractor, engaged in an independent business from Company, and is free from Company's control and direction in the performance of services. Consultant is not required to work exclusively for Company at any time. Company shall not provide Consultant with any professional training for completions of his services. Consultant is not entitled to workers' compensation benefits through Company, and is obligated to pay federal and state income tax on any moneys paid pursuant to this Agreement. Consultant is not entitled to unemployment insurance benefits through Company.

         B. comply with all reasonable rules, regulations and administrative directions now or hereafter established by the Company;

         C. be reimbursed by the Company from time to time (but at least monthly) for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, provided that Consultant shall render to the Company such accounts and vouchers covering expenditures as the Company reasonably requires and as are necessary for tax purposes, and shall follow normal Company policy on expenses; and

         D. not engage in any activity or employment which would reasonably be expected to materially conflict with or have a material adverse affect on, the present or prospective business of the Company.

     3.  Termination.

         A. Mutual Agreement. This Agreement may be terminated at any time by the mutual agreement of the Company and Consultant, expressed in writing.

         B. Voluntary. Consultant may terminate this Agreement with or without the consent of the Company by giving written notice of his intent to terminate with the effective date of termination at least one hundred (100) days after the effective date of the notice of termination. After such notice the Company may accelerate the date of termination without being in breach hereof.

         C. Without Cause. The Company may terminate this Agreement at any time without Cause upon twenty (20) days prior notice.

         D. Disability or Death. The Company may terminate this Agreement upon the death or disability of Consultant. For purposes of this Agreement, Consultant shall be considered disabled if he is unable to perform his duties under this Agreement as a result of injury, illness or other disability for a period of one hundred eighty (180) consecutive days, or one hundred eighty (180) days in a three hundred sixty-five (365) day period, and the Board of Directors of the Company reasonably determines that Consultant has been unable to perform his duties for the one hundred eighty (180) day period as a result of injury, illness or other disability.

         E.  For Cause by the Company.

             The Company may terminate this Agreement for "Cause", as defined below, immediately upon written notice to Consultant. "Cause" shall mean:


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             (i)    If Consultant materially violates any term of this Agreement and such action or failure is not substantially remedied or reasonable steps to effect such substantial remedy are not commenced within twenty (20) days of written notice from the Company to Consultant.

             (ii) Dishonesty which is not the result of an inadvertent or innocent mistake of Consultant with respect to the Company or any of its subsidiaries;

             (iii) Willful misfeasance or nonfeasance of duty by Consultant intended to injure or having the effect of injuring in some material fashion the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or employees;

             (iv) Conviction of Consultant upon a charge of any crime involving moral turpitude or a crime other than a vehicle offense which could reflect in some material fashion unfavorably upon the Company or any of its subsidiaries; or

             (v) Willful or prolonged absence from work by the Consultant (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Consultant to perform his duties and responsibilities without the same being corrected upon twenty (20) days prior written notice.

         F. For Cause by the Consultant. If the Company (i) materially violates any term of this Agreement, (ii) materially alters Consultant's duties, title or responsibilities (including reporting responsibilities) without his consent; provided, however, that Consultant shall not be permitted to terminate this Agreement pursuant to this clause (ii) for so long as he is either Chairman or a consultant of the Company, (iii) reduces or seeks to reduce any of Consultant's compensation or benefits hereunder, or (iv) requires Consultant without his consent to move from the Denver, Colorado metropolitan area as a condition of his continued service under this Agreement and in each case such action or failure is not remedied after twenty (20) days written notice, Consultant may terminate this Agreement immediately upon written notice to the Company. Such termination is a termination by Consultant for Cause.

     4.  Payments at Termination.

         A. Upon (i) termination of this Agreement by the Company under Subsection 3.C. titled "Without Cause" or (ii) termination of this Agreement by Consultant under Subsection 3.F. titled "For Cause by the Consultant," Consultant shall receive monthly payments equal to his last Base Fee prior to termination ("Applicable Base Fee") for a period of eighteen (18) months beginning in the month next following such termination. In either case Consultant shall receive all accrued compensation and unreimbursed expenses to the date of termination as provided herein. The monthly payments provided for in this Subsection shall be paid on a monthly basis on the first of each month and shall not be reduced by compensation the Consultant may receive from other sources. In either such case of termination, all unexercised options granted pursuant to the Company's 1999 Stock Option/Stock Issuance Plan (the "1999 Plan") shall vest and become exercisable on the day of termination. For any such non-statutory stock option or incentive stock option, the period for exercise of the option shall continue for the shorter of the


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maximum length of time the option is exercisable under the Company's 1999 Plan as though the service of Consultant had not terminated, and three (3) years after the date of termination of service, provided, however, that if the existence of this sentence would cause any incentive stock option not to qualify as an incentive stock option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended, ("Section 422") at any time prior to ninety (90) days after termination of employment as provided in Section 422, this sentence shall be null and void as to such incentive stock option.

         B. If Consultant terminates this Agreement without cause under Subsection 3.B., titled "Voluntary", or if this Agreement is terminated under Subsection 3.A., titled "Mutual Agreement," or if this Agreement is terminated by the Company under Subsection 3.E. titled "For Breach or Cause by the Company," Consultant shall not be entitled to any further payments except unreimbursed expenses to the date of termination as provided herein and any accrued compensation and as provided in Section 4.C.

         C. In each of the foregoing cases, termination is the date of actual termination, not the date notice of termination is given. All payments for reimbursement shall be made within forty-five (45) days after the end of the month following the month in which termination occurred.

         D. Unless specified otherwise in the bonus plan or bonus agreement, if termination occurs during the bonus period pursuant to Subsection 3.C. titled "Without Cause" or Subsection 3.F. titled "For Cause by the Consultant," or Subsection 3.D. titled "Disability or Death," and based upon the results of the full bonus period the bonus would have been earned, any bonus which would have been earned shall be based upon the number of calendar days in such bonus period which have elapsed at the date of termination. Unless specified otherwise in the bonus plan or bonus agreement, if Consultant is terminated "For Cause by the Company," or Consultant terminates without Cause or Consultant after termination violates a confidentiality, covenant not to compete, or "no hire" or "no raid" agreement with the Company, its parent (if any) or a direct or indirect Company subsidiary or affiliate, then the Company shall have no obligation to pay any earned or unearned bonus or the payments provided for in the first sentence of Section 4.A. hereof.

         E. If this Agreement is operating under the month-to-month provision of Section 1, any payment for unpaid future compensation shall in any case be limited to the remainder of the month in which termination occurs, except as provided in Subsection 4.D.

         F. The foregoing rights in this Section 4 are Consultant's exclusive rights to payment from the Company in the event of termination of this Agreement except for amounts which the Company is required to pay under applicable statute or regulation, payments under insurance policies, and payments owing under other written agreement(s) (if any) between the Company and Consultant.

     5.  Options.

         A. Consultant acknowledges and agrees that all of his non-issued and vested options in the Company which are not exercised within 90 days of the date of this Agreement


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shall no longer qualify as incentive sstock options pursuant to Section 422 of the Internal Revenue Code of 1986.

         B. If this Agreement is in effect at and for six (6) months after the time of the Company's initial public offering or at the time the Company is a reporting company, pursuant to the Securities and Exchange Act of 1934, under circumstances that would permit mandatory conversion of the Company's Series A Preferred Stock pursuant to the Company's Amended and Restated Certificate of Incorporation as in effect on the date hereof, then all options granted pursuant to the Option Agreements (as defined above) shall vest and become exercisable one day after the end of such six (6) month period.

     6.  Non-Competition.

         A. The Company and Consultant recognize that the Consultant has been retained to occupy a position that constitutes part of the professional, management and executive staff of the Company, whose duties will include the formulation and execution of management policy. The Consultant, for and in consideration of the payments, rights and benefits provided herein, agrees that for so long as this Agreement is in effect and during the 18 month period immediately thereafter, Consultant shall not, anywhere within the continental United States or in any other market in which the Company is conducting business at the time this Agreement is terminated, (i) work, (ii) assist, (iii) own any interest, directly or indirectly and whether individually or as a joint venturer, partner, member, officer, director, shareholder, consultant, employee or otherwise, in or (iv) make a financial investment, whether in the form of equity or debt, in any business that is in the business of (i) direct to customer order entry software and/or (ii) such other business of the Company as Consultant is actively involved in, at or within six months before termination of this Agreement, (the "Business"). The parties agree that, during such period, they shall not make public statements in derogation of each other, except as may be required by law. For the purposes of this Section 6 and Sections 7, 8, 9 and 10, the term "the Company" shall be deemed to include subsidiariesand parents of the Company. This Subsection 6.A. shall no longer apply if both (i)(A) Consultant has terminated this Agreement for Cause under Subsection 3.F, or if the Company has terminated this Agreement and (B) the Company has obligations to make post-termination payments under this Agreement and (ii) after twenty (20) days notice by Consultant to the Company that the Company has failed to make such post-termination payments, the Company has not cured such failure to make payments. In recognition of Consultant's existing service to Intek, for purposes of this Agreement, Intek, its parents and direct and indirect subsidiaries are not considered engaged in competitive activities with the Company as of the date hereof.

         B. Notwithstanding the foregoing, nothing herein shall prohibit the Consultant from holding 5% or less of any class of voting securities of any entity whose equity securities are listed on a national securities exchange or regularly traded in The Nasdaq National Market.

         C. Upon the termination of this Agreement and for 18 months thereafter, the Consultant shall immediately notify the Company of each employment or agency relationship entered into by Consultant, and each corporation, proprietorship or other entity formed or used by the Consultant, the business of which is directly or indirectly similar to or competition with


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the Business. The provisions of this Subsection 6.C. shall survive termination of this Agreement for any reason.

         D.  The Consultant agrees that the restrictions contained in this
Section 6 are reasonable as to time and geographic scope because of the nature of the Business and the Consultant agrees, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the Business compete on a nationwide basis. The Consultant acknowledges that the Company is in direct competition with all other companies engaged in the Business throughout the continental United States and other markets in which the Company may be conducting business at the time the Consultant's employment with the Company is terminated, and because of the nature of the Business, the Consultant agrees that the covenants contained in this Section 6 cannot reasonably be limited to any smaller geographic area.

     7.  Non-Raid.

         A. The Consultant acknowledges that the Company has invested substantial time and effort in assembling its present staff of personnel. The Consultant agrees that until the termination of this Agreement and during the 18 month period immediately thereafter, the Consultant shall not employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any of the Company's employees.

         B. The Consultant acknowledges that all customers of the Company, which the Consultant has serviced or hereafter shall service during the term of this Agreement and all prospective customers from whom the Consultant has solicited or may solicit business during the term of this Agreement, shall be solely the customers of the Company. The Consultant agrees that until the termination of this Agreement and during the 18 month period immediately thereafter, the Consultant shall not solicit business, as to products or services competitive with the Business of the Company, from any of the Company's customers with whom the Consultant had contact during the term of this Agreement.

         C. The Consultant agrees that during the term of this Agreement and during the 18 month period immediately thereafter, the Consultant shall not interfere with any relationship between the Company and any of its suppliers, clients or employees. The Consultant agrees that during such 18 month period, he will not influence or attempt to influence any of the customers or clients of the Company not to do business with the Company.

         D.  The Consultant agrees that the restrictions contained in this
Section 7 are reasonable as to time and geographic scope because of the nature of the Business and the Consultant agrees, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the Business compete on a nationwide basis. The Consultant acknowledges that the Company is in direct competition with all other companies engaged in the Business throughout the continental United States and other markets in which the Company may be conducting business at the time thethis Agreement is terminated, and because of the nature of the Business, the Consultant agrees that the covenants contained in this Section 7 cannot reasonably be limited to any smaller geographic area.


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     8.  Blue Pencil Provision.  Consultant acknowledges that the periods, scope and geographic area of restriction imposed by Section 6 and Section 7 are fair and reasonable and are reasonably required for the protection of the Company.
If any part or parts of Section 6 or Section 7 shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof. If any of the provisions of Section 6 or Section 7 relating to the scope, periods of time or geographic area of restriction shall be deemed to exceed the maximum scope, periods of time or geographic area which a court of competent jurisdiction would deem enforceable, the scope, times and geographic area shall, for the purposes of Section 6 and Section 7, be deemed to be the maximum scope, time periods and geographic area which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. The invalidity or unenforceability of any provision of Section 6 or 7 in one jurisdiction shall not affects its validity or enforceability in another jurisdiction.

     9. Confidentiality. Consultant acknowledges that he has had and will have access to certain information related to the business, operations, future plans and customers of the Company, the disclosure or use of which could cause the Company substantial losses and damages. Accordingly, Consultant covenants that during the term of this Agreement with the Company and thereafter he will keep confidential all information and documents furnished to him by or on behalf of the Company and not use the same to his advantage, except to the extent such information or documents are lawfully obtained from other sources on a non-confidential (as to the Company) basis or are in public domain through no fault on his part or is consented to in writing by the Company. Upon termination of this Agreement, Consultant shall return to the Company all records, lists, files and documents, or media and other Company property which are in his possession and which relate to the Company.

     10. Right to Injunctive Relief. Consultant agrees and acknowledges that a violation of the covenants contained in Sections 6, 7 and 9 of this Agreement will cause irreparable damage to the Company, and that it is and may be impossible to estimate or determine the damage that will be suffered by the Company in the event of a breach by Consultant of any such covenant. Therefore, Consultant further agrees that in the event of any violation or threatened violation of such covenants, the Company shall be entitled as a matter of course to an injunction out of any court of competent jurisdiction restraining such violation or threatened violation by Consultant, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

     11. Exceptions. Consultant may continue his activities with the following companies: Eden Financial Services, Inc. and its subsidiaries, and Intek and its direct or indirect subsidiaries, each of which Consultant is a beneficial shareholder and/or a director, and may invest in and/or serve as a director for any other company, provided that such activities do not materially interfere with Consultant's duties and responsibilities hereunder and such activities do not otherwise violate this Agreement. All future Board of Director positions other than with the Company or its subsidiaries must be approved by the Company's Board of Directors (which approval will not be unreasonably withheld).

     12. Delivery of Files. At or immediately after termination hereof Consultant will deliver all files, records, disks, and other media with Company information, to the Company.


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     13.  Integration.  This Agreement shall constitute the entire Agreement between Consultant and Company relating to the subject matter hereof and supersedes and replaces in its entirety that certain Management Employment Agreement dated as of May 4, 1999 between Consultant and the Company. This Agreement shall be governed by the laws of Colorado, excluding laws on choice of law. Any litigation regarding this Agreement shall only be brought and heard in the federal or state courts located in Denver, Colorado and no transfer of venue outside such area shall be permitted.

     14. Unenforceability. If any paragraph or subparagraph of this Agreement or any part thereof shall be unenforceable under any applicable laws, notwithstanding such unenforceability the remainder of this Agreement shall remain in full force and effect.

     15. Binding. This Agreement shall inure to the benefit of and be binding upon, the Company and 80% or more owned subsidiaries of the Company.

     16. Attorneys' Fees. In the event of any legal or arbitration action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees and costs, whether or not the proceeding results in a final judgment.

     17. Survival. Terms which by their terms or sense are to survive termination hereof shall so survive.

     18. Notice. Notices hereunder shall be in writing and sent to the residence address of the Consultant last provided to the Company, and to the then current business address of the Company. Notices may be sent by first class U.S. mail and shall be effective three (3) days after deposit. Notices sent by other means shall be effective when actually delivered to the above-described address.


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IN WITNESS WHEREOF, the parties have executed this  Consulting Agreement as of the date first above written.

SPIDER TECHNOLOGIES, INC.

By:______________________________
Title:___________________________

CONSULTANT


_________________________________
Timothy C. O'Crowley


STATE OF COLORADO      )
                       ) ss.
COUNTY OF ___________  )

     Timothy C. O'Crowley personally appeared before me and acknowledged that the foregoing Consulting Agreement was executed as his voluntary act and deed, this _____ day of ______________, 2000. In witness whereof, I hereunto set my hand and official seal.


                                         _______________________________________
                                         Notary Public, State of Colorado
                                         My Commission Expires:


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